EXHIBIT 10.1

Execution Version

PURCHASE AGREEMENT

dated as of November 13, 2007

by and between

Copper Holdings LLC

as Purchaser

and

MTI Technology Corporation

as Seller

i

(continued)

(continued)

(continued)

TABLE OF EXHIBITS

Exhibit A	Form of Bill of Sale

Exhibit B	Form of Assignment and Assumption Agreement

Exhibit C	Form of Assignment of Trademarks

Exhibit D	Form of Assignment of Domain Names

Exhibit E	Form of Trademark License Agreement

Exhibit F	Form of Bidding Procedures Order

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of November 13, 2007 (this “Agreement”), is entered into by and among MTI Technology Corporation, a Delaware corporation (“Seller”) and Copper Holdings LLC, a Delaware limited liability company, or its designee (“Purchaser”). (Each of Seller and Purchaser is a “Party” and collectively they are the “Parties” to this Agreement).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding share capital of each of MTI Technology GmbH, incorporated in Germany (“MTI Germany”), MTI Technology Limited, incorporated in Scotland with company number SC112019 (“MTI UK”), and MTI France S.A.S., incorporated in France (“MTI France”, and together with MTI Germany and MTI UK, the “Companies,” and each a “Company”), and certain related assets defined as “Purchased Assets” herein;

WHEREAS, on October 15, 2007 (the “Petition Date”) the Seller became a debtor and debtor in possession in a chapter 11 bankruptcy case (the “Chapter 11 Case”) by filing a voluntary petition under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), which case is presently pending before the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”), case number SA 07-13347-ES.

WHEREAS, Seller through the Companies is engaged in providing consulting services and data storage, storage management and data protection solutions to customers throughout the European region (the “Business”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Seller, pursuant to sections 363 and 365 of the Bankruptcy Code, all of the Purchased Securities and Assets and certain Assumed Liabilities, all as more specifically provided herein; and

WHEREAS, the sale to Purchaser contemplated in this Agreement is necessary and intrinsic to the implementation of any plan of reorganization to be filed by Seller in the Chapter 11 Case.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means a plan of reorganization or the sale of all or a substantial portion of the stock of the Seller or any of the Companies, issuance of new shares of stock of the Seller or any of its subsidiaries, or sale (other than inventory in the ordinary course) of any Company’s assets, or any portion of the MTI Germany Payable (whether the foregoing are effected by plan of reorganization, merger, corporate reorganization, stock sale, stock issuance, asset sale or otherwise) to a person other than Purchaser.

“Benefit Plan” means any share option, superannuation, pension, life assurance, death benefit, incapacity, sickness, disability or accident benefit schemes or arrangements (including schemes or arrangements for the payment of medical expenses) or ex gratia payments.

“Business Day” means any day of the year on which national banking institutions in Los Angeles, California are open to the public for conducting business and are not required or authorized to close.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Claims” means any and all claims as defined in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, indenture, note, bond, lease, license or other legally binding agreement or arrangement.

“Copyrights” means all copyrightable works, and all United States and foreign registered (and unregistered) copyrights and applications, registrations and renewals therefore owned or licensed by one or more of the Companies, and any past, present or future claims or causes of actions arising out of or related to any infringement or misappropriation of any of the foregoing, that are used or useful in connection with or related to the business of any of the Companies.

“Database Rights” means all rights in relation to databases arising by virtue of applicable laws implementing EC Council Directive 96/9/EC on legal protection of databases.

“Debt” of any Person means all obligations of such Person (a) for borrowed money (including principal, accrued but unpaid interest, prepayment premiums or penalties and expenses); (b) evidenced by notes, bonds, debentures or similar instruments; (c) under or relating to letters of credit (including any obligation to reimburse the issuer thereof with respect to amounts drawn on such instruments); (d) to pay any accrued dividends or distributions (or dividends or distributions that have otherwise been declared and not yet paid) or to redeem any securities or rights; (e) under any lease of any property, which, in accordance with GAAP, is required to be accounted for as a capital lease on the consolidated balance sheet of such Person and (f) in respect of the obligations described in clauses (a) through (e) above, (i) any guarantee of the payment or performance of, or any Liability in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or joint venture of any other Person.

“Domain Names” means the internet web sites, web pages, Uniform Resource Locators (URLs) and/or domain names owned, licensed, used or held for use by one or more of the Companies in connection with the business of any of the Companies, including those that are listed or described on Section 1.1(b) of the Disclosure Letter, and all registrations, applications, renewals and all intellectual property used in connection with or otherwise related to the foregoing, including all versions of such web sites.

“Employees” means all individuals, whether or not actively at work as of the date hereof, who are employed by the Companies in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof and prior to the Closing.

“Environmental Law” means any Law that relates to, or otherwise imposes liability or standards of conduct concerning, pollution, or protection of the environment, or protection of human or occupational health from environmental hazards, including those concerning discharges, releases or threatened releases of, Hazardous Substances.

“Equipment” means all machinery, equipment, furniture, trade fixtures, furnishings, vehicles, leasehold improvements and other tangible personal property used in connection with the Business as presently conducted, including, without limitation, all furniture, Hardware, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof as applied in a manner consistent with Seller’s historical accounting policies.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, without limitation, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Substances” means any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (i) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum or any fraction thereof, (ii) requires removal, remediation or reporting under any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or (iv) is otherwise regulated by any Governmental Body under any Environmental Law.

“Intellectual Property” means intellectual property or other proprietary rights of every kind throughout the world, both domestic and foreign, which, in each case, are used or useful in connection with or related to the business of any of the Companies, including all inventions and improvements thereon, including all Patents, Trademarks, Domain Names, Copyrights, Database Rights, Technology and trade secrets of any of the Companies.

“Interest” means any defect or imperfection in title, encumbrance, lien, interest, Claim, charge, pledge, mortgage, deed of trust, security interest, lease, sublease, license, option, right of first refusal, easement, right-of-way, servitude, covenant, condition, proxy, voting trust or agreement or transfer restriction under any shareholder or similar agreement.

“Inventory” means all finished goods, work in process, raw materials, spare parts, goods in transit, goods at customer sites and other inventory or goods held for sale of a Person in all forms, wherever located, now or hereafter existing.

“Knowledge” means (a) as to Seller, the actual knowledge of any of Thomas P. Raimondi, Jr., Scott J. Poteracki, Keith Clark or Reiner Held, assuming reasonable investigation and inquiry of such individuals and (b) as to Purchaser, the actual knowledge of either Catherine Babon Scanlon or Michael Hirano, assuming reasonable investigation and inquiry of such individuals.

“Law” means any federal, state, foreign or local law, common law, statute, code, ordinance, rule, regulation or Order.

“Legal Proceeding” means any judicial, regulatory, administrative or arbitral actions, demands, suits, proceedings (public or private), audit or investigation by or before a Governmental Body or arbitral tribunal.

“Liability” means any Debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all penalties, costs and expenses relating thereto.

“Losses” means collectively, all damages, claims, liabilities, fines, penalties, levies, fees, costs or expenses (including reasonable expenses and disbursements of accountants and legal counsel).

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, has, or reasonably would be expected to have: (i) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or (ii) a material adverse effect on the Business, Purchased Securities and Assets, properties, results of operations or consolidated financial condition of the

Companies (taken as a whole); provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (A) acts of war or terrorism occurring after the date hereof so long as the Business is not disproportionately affected thereby; (B) any change in the market price or trading volume of the common stock of the Seller after the date hereof; (C) any change arising from and related to the market in general in which Seller operates the Business (whether in the United States or abroad), the United States economy as a whole, or international economy, except if such would have a disproportionate effect on Seller; (D) changes in GAAP, except if such would have a disproportionate effect on Seller; or (E) the commencement of the Chapter 11 Case.

“MTI Germany Payable” means all amounts due from MTI Germany to Seller, which were $2,213,760 as of September 25, 2007.

“MTI UK Shares” means all of the issued shares in the capital of MTI UK.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business since December 31, 2006.

“Patents” means the patents and patent applications owned by or licensed to one or more of the Companies, including, any continuations, divisionals, continuations in part, or reissues of patent applications and patents issuing thereon and any past, present or future claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing, that are used or useful in connection with or related to the business of any of the Companies and registered in the European Union or individual nations in Europe.

“Pension Plan” means any superannuation, pension, death benefit, incapacity or sickness plan.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means: (i) Interests relating to Taxes which are not due and payable as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve for such Taxes is established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s and similar Interests arising or incurred in the Ordinary Course of Business, for amounts which are not due and payable as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings; provided, that an appropriate reserve for such Interests is established in accordance with GAAP; (iii) any Interests disclosed on Section 1.1(g) of the Disclosure Letter; and (iv) any other Interests which will be discharged on or before the Closing Date in connection with the Sale Order or any other actions of the Bankruptcy Court.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Products” means any and all products developed, manufactured, marketed, licensed, distributed or sold in connection with the Business.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the environment, including movement or migration through or in the environment, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Seller Board” means the Board of Directors of Seller.

“Tax Authority” means any federal, state, local or foreign Governmental Body, or any agency, instrumentality or employee thereof, charged with the administration of any Law relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, national insurance contributions, unemployment, excise, severance, stamp, occupation, property and estimated taxes; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by, or are used in the design, development, reproduction, maintenance or modification of, any of the Products.

“Trademark License Agreement” means an agreement in the form attached as Exhibit E hereto.

“Trademarks” means the trademark registrations and applications for trademark registration owned by any of the Companies, registered in Europe, or used in the business of any of the Companies, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, and any past, present or future claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing, that are used or useful in connection with or related to the business of any of the Companies. The Trademarks include those listed on Section 1.1(h) of the Disclosure Letter.

“Transaction Documents” means this Agreement and the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Trademarks, the Assignment of Domain Names, and the Trademark License Agreement.

“Transfer Taxes” means any and all sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges of or from any Governmental Body (including any related interest and penalty) payable in connection with the transactions contemplated by this Agreement, whether or not Seller has primary liability for same under applicable Law.

1.2 OTHER DEFINITIONAL AND INTERPRETIVE MATTERS.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule where such matter or item’s relevance is readily apparent on the face of such item. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The words such as “includes” and “including” shall mean “including without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SECURITIES AND ASSETS; ASSUMPTION OF LIABILITIES

2.1 PURCHASE AND SALE OF SECURITIES AND ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s right, title and interest in, to and under the Purchased Securities and Assets. The Purchaser shall not be obliged to complete the purchase of any of the Purchased Securities unless the purchase of all of the Purchased Securities is completed as part of a single transaction.

2.2 “PURCHASED SECURITIES”. The term “Purchased Securities” shall mean all of the issued and outstanding share capital of the Companies held by Seller, consisting of one (1) share of MTI Germany, all of the issued share capital of MTI UK, and all of the authorized share capital of MTI France.

2.3 “PURCHASED ASSETS”. The term “Purchased Assets” shall mean the following:

(a) The MTI Germany Payable;

(b) The trademarks listed on Section 1.1(h) of the Disclosure Letter;

(c) The domain names listed on Section 1.1(b) of the Disclosure Letter;

(d) To the extent transferable, the software licenses held by Seller and listed on Section 2.3(d) of the Disclosure Letter. Seller may by written notice to Purchaser retain that number of licenses specified in the notice that otherwise would be transferred if Seller requires, at Closing, such licenses to operate Seller’s North American business;

(e) Those rights Seller may have as an agent of MTI UK to perform installation services for Beazley USA, under a purchase order between Beazley and MTI UK dated as of June 22, 2007;

(f) To the extent transferable, the EMC Patent License (defined in Section 8.10 below);

(the foregoing, together with the Purchased Securities, the “Purchased Securities and Assets”).

2.4 EXCLUDED ASSETS. Nothing contained herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “EXCLUDED ASSETS” shall mean all of the assets of Seller other than the Purchased Securities and Assets.

2.5 ASSUMPTION OF CERTAIN LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume the amounts due from Seller to MTI Germany, consisting of $35,575 (as of September 25, 2007) incurred directly by Seller and $110,929 (as of September 25, 2007) incurred by the Irish subsidiary of Seller and guaranteed or assumed by Seller, and the obligations Seller may have to perform installation services for Beazley USA under the purchase order with MTI UK dated June 22, 2007 (collectively, the “ASSUMED LIABILITIES”).

2.6 Excluded Liabilities. Purchaser shall not assume or be liable for, and shall be deemed not to have assumed or be liable for, any of the Liabilities of or attributable to Seller, including without limitation any Taxes that may be payable by Seller, other than the Assumed Liabilities. For purposes of clarity, each of the Companies shall be required to pay and perform its own Liabilities, except to the extent such Liability arises from a breach by Seller of its covenants arising under this Agreement.

2.7 Further Conveyances and Assumptions. From time to time following the Closing, Seller and Purchaser shall, on a timely basis, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments and take such further actions as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement (including the Purchased Securities and Assets) and the other Transaction Documents and to assure fully to Seller and its successors and assigns, the assumption of the Assumed Liabilities under this Agreement and such other agreements contemplated hereby, and to otherwise make effective the transactions contemplated hereby and thereby.

2.8 Pending Stamping of the Transfers. The Seller acknowledges that, immediately following Closing until such time as the transfer(s) of the MTI UK Shares have been registered in the register of members of the Company, the Seller will hold such shares on trust for and as nominee for the Purchaser and exercise all voting rights available in respect of the Shares in accordance with the directions of the Purchaser. If the Seller is in breach of the undertakings contained in this Section 2.8, the Seller hereby irrevocably authorizes the Purchaser to appoint any Person to execute all instruments or proxies (including consents to short notice) or other document which the Purchaser may reasonably require and which may be necessary to enable the Purchaser to attend and vote as the Seller’s proxy at general meetings of the Company and to do any thing or things necessary to give effect to the rights contained in this Section 2.8 and to procure that the Purchaser be registered as the holder of the Shares.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Securities and Assets shall be (a) an amount in cash equal to Zeven Million Two Hundred Seventy-Five Thousand and 00/100 Dollars ($7,275,000.00) (the “Cash Purchase Price”), plus (b) the assumption of the Assumed Liabilities, (collectively, the “Purchase Price”).

3.2 PURCHASE PRICE DEPOSIT. Concurrent with the delivery of this Agreement to Seller, Purchaser has, by wire transfer, delivered to counsel for the Seller, Clarkson, Gore & Marsella, A Professional Law Corporation (“CGM”), a deposit in the amount of $1,000,000 (including any interest earned thereon, the “Escrowed Funds”), to be released by CGM and delivered to either Purchaser or Seller, in accordance with the provisions hereof. The Escrowed Funds shall be distributed as follows:

(a) if the Closing shall occur, the Escrowed Funds shall be applied towards the Cash Purchase Price payable by Purchaser to Seller under Section 3.3 hereof;

(b) if this Agreement is terminated by Seller due to a breach by Purchaser, the Escrowed Funds shall be released to Seller as Seller’s sole and exclusive remedy for such breach and termination;

(c) if this Agreement is terminated for any reason other than a breach by Purchaser, the Escrowed Funds shall promptly be returned to Purchaser.

3.3 PAYMENT OF PURCHASE PRICE; PRORATION AMOUNTS.

(a) Purchaser shall pay to Seller, at the Closing, by wire transfer of immediately available funds into an account designated by Seller: the Cash Purchase Price, less any amounts Purchaser elects to credit toward the cash payment due from Purchaser at the Closing (in accordance with Section 3.4), less the Escrowed Funds, less any amounts credited pursuant to Section 7.2, if applicable.

(b) At the Closing, CGM shall pay to Seller, by wire transfer or immediately available funds into an account designated by Seller, the Escrowed Funds, which funds shall be applied to pay the balance of the Cash Purchase Price.

ARTICLE IV

CLOSING AND TERMINATION

4.1 CLOSING DATE. Subject to the satisfaction of the conditions set forth in SECTIONS 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the Party entitled to waive that condition) the closing of the purchase and sale of the Purchased Securities and Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (collectively, the “Closing”) shall take place at 10:00 a.m. (Pacific time) on the Business Day selected by Purchaser that is on or before five (5) Business Days after entry of the Sale Order. The Closing shall take place at the offices of Cooley Godward Kronish LLP, San Francisco, California (or at such other place as the Parties may designate in writing). The date on which the Closing shall be held is referred to in this Agreement as the “CLOSING DATE.” The Closing shall be deemed to have occurred at 11:59 p.m. on the Business Day prior to the Closing Date (the “Effective Time”). Share transfers requiring registration with applicable local authorities and/or notarization under applicable local Law shall commence without delay as soon as possible after the Closing Date in the applicable jurisdiction.

4.2 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

(a) a bill of sale in the form of Exhibit A hereto, duly executed by Seller (the “Bill of Sale”);

(b) an assignment and assumption agreement in the form attached hereto as Exhibit B hereto, duly executed by Seller (the “Assumption Agreement”);

(c) a notarized form of Assignment of Trademarks in the form attached hereto as Exhibit C, duly executed by Seller (the “Assignment of Trademarks”);

(d) a notarized form of Assignment of Domain Names in the form attached hereto as Exhibit D, duly executed by Seller (the “Assignment of Domain Names”);

(e) the Trademark License Agreement;

(f) certificates (or, if the applicable shares are uncertificated, other documentation customary in the applicable jurisdiction of formation) evidencing the registration of the Purchased Securities in the name of Purchaser; provided, however, that (i) the shares of MTI Germany shall be transferred to the Purchaser by a separate notarial transfer deed governed by the Laws of Germany to be executed by the Parties as promptly as practicable after the Closing; (ii) in the case of MTI UK, the Seller shall deliver or procure to be delivered to the Purchaser duly completed and executed transfers of the MTI UK shares in favor of the Purchaser (or as it may direct) together with definitive share certificates or indemnities for lost share certificates in a form acceptable to the Purchaser in respect thereof, and Seller shall have caused the registration of the transfers of the MTI UK shares and the entry of the Purchaser in the register of members of MTI UK (subject only to the transfers being re-presented duly stamped); and (iii) in the case of MTI France, in addition to providing an “ordre de movement” with respect to the MTI France shares executed by Seller, the Purchaser and the legal representative (Président) of MTI France, Seller shall provide a French tax form pertaining to the transfer of the MTI France shares executed by the Seller and the Purchaser;

(g) the officer’s certificate required to be delivered pursuant to Sections 10.1(a) and 10.1(b);

(h) a copy of all orders of the Bankruptcy Court pertaining to the transactions contemplated herein, including the Sale Order;

(i) copies of the EMC Europe Agreement and all Required Consents (as defined in Section 5.4 below) and all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to validly convey good title to the Purchased Securities and Assets to Purchaser; and

(j) a letter of “non-crystallisation” in a form satisfactory to the Purchaser from The Royal Bank of Scotland PLC in respect of the outstanding floating charge granted by MTI UK in favor of The Royal Bank of Scotland PLC created on March 19, 1992 and registered with the Registrar of Companies in Scotland on March 26, 1992.

4.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a) the Cash Purchase Price, less the Escrowed Funds, in immediately available funds;

(b) the Bill of Sale, duly executed by Purchaser;

(c) the Assumption Agreement, duly executed by Purchaser;

(d) a notarized form of the Assignment of Trademarks, duly executed by Purchaser;

(e) a notarized form of the Assignment of Domain Names, duly executed by Purchaser;

(f) the Trademark License Agreement, duly executed by Purchaser; and

(g) a subordination agreement, executed by the Purchaser, with respect to the MTI Germany Payable (substantially similar in form and substance to the subordination agreement of the Seller in effect on the date hereof with respect to the MTI Germany Payable).

4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by Purchaser, if the Closing shall not have occurred by the close of business on December 21, 2007 (the “Termination Date”); provided, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser, then Purchaser may not terminate this Agreement pursuant to this Section 4.4(a);

(b) by Purchaser if the Sale Order is not entered by the Bankruptcy Court on or before December 3, 2007;

(c) by mutual written consent of Seller and Purchaser;

(d) by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Sections 10.1 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, and such condition is not waived by Purchaser;

(e) by Seller, if any condition to the obligations of Seller set forth in Sections 10.2 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement, and such condition is not waived by Seller;

(f) by Seller or Purchaser if there shall be in effect an Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or the Bankruptcy Court or another court of competent jurisdiction shall stay the Sale Order; or

(g) by Purchaser or Seller, if the Bankruptcy Court shall enter an Order approving an Alternative Transaction.

4.5 Procedure Upon Termination. In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Purchased Securities and Assets hereunder shall be abandoned, without further action by Purchaser or Seller. If this Agreement is terminated as provided herein each Party shall redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided, that (i) no Party shall be required to return or destroy any memoranda, notes, analyses or studies prepared by such Party based on, containing or reflecting any confidential information and (ii) each Party shall be entitled to retain one copy of all confidential information received under this Agreement for its records (which shall remain subject to the Confidentiality Agreement in Section 8.6 hereof). Notwithstanding the foregoing, no Party shall be required to return or destroy any such materials to the extent such return or destruction would violate any Law, regulation or internal policy to which the Party is subject, provided that in all such cases the Party will maintain the confidentiality of the materials as required by this Agreement.

4.6 Effect of Termination.

(a) In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that the obligations of the Parties set forth in Section 3.2, this Section 4.6, Section 8.6 and Article XIII hereof, and Seller’s obligations to Purchaser under the Debtor in Possession financing agreements, shall survive any such termination and shall be enforceable hereunder.

(b) If this Agreement is terminated the Escrowed Funds, if any, shall be released to the appropriate Party pursuant to Section 3.2.

(c) Section 8.6 of this Agreement regarding confidentiality (the “Confidentiality Agreement”) shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve Purchaser or Seller of its respective obligations under the Confidentiality Agreement.

(d) In the event of a material breach of this Agreement by Purchaser, Seller shall be entitled to receive the Escrowed Funds as liquidated damages and not as a penalty as its sole and exclusive recourse and remedy relating to or arising from any such breach, and in no event shall Seller be entitled to any other form of legal or equitable relief, recourse or remedy, including specific performance or injunctive relief.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure letter dated as of October 15, 2007 (the “Disclosure Letter”) and delivered to the Purchaser on November 6, 2007, the Seller represents and warrants to the Purchaser, as of October 15, 2007 and as of the Closing, as set forth in this ARTICLE V. The Disclosure Letter is arranged in sections corresponding to the sections contained in this Agreement, and disclosures set forth in any section of the Disclosure Letter shall qualify (i) the corresponding section of this Agreement and (ii) other sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference) that it is readily apparent that such disclosure relates to such other sections.

5.1 Existence and Power.

(a) The Seller (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) subject to any necessary authority from the Bankruptcy Court, has the full corporate power to own, lease and operate its properties and assets and to carry on its business as now conducted, and (iii) is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure so to qualify would have, or could reasonably be expected to have, a Material Adverse Effect.

(b) MTI Germany is a corporation duly incorporated, validly existing and in good standing under the Laws of Germany. MTI France is a societé par actions simplifiée duly incorporated and validly existing under the Laws of France. MTI UK is a corporation duly incorporated, validly existing and in good standing under the Laws of Scotland. Each Company has the full corporate power to own, lease and operate its properties and assets and to carry on its business as now conducted. Each Company is duly qualified to transact business and (to the extent applicable) is in good standing in each jurisdiction in which the failure so to qualify would have, or could reasonably be expected to have, a Material Adverse Effect.

(c) Attached to Section 5.1(c) of the Disclosure Letter are true, correct and complete copies of the articles and memorandum of association (or comparable organizational document) and bylaws (or comparable document, if any) of each Company, in each case, as in full force and effect on the date hereof (collectively, the “Company Charter Documents”).

5.2 Authorization.

(a) Subject to the Bankruptcy Court’s entry of the Sale Order and the receipt of the Required Consents (defined in Section 5.4 below), the execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby (i) are within the Seller’s corporate powers and (ii) have been duly authorized by all necessary corporate action on the part of the Seller, including the approval of the Seller Board and Seller’s stockholders (if required by applicable Law). No other corporate approval or authorization are required for the execution, delivery and performance of this Agreement by the Seller.

(b) This Agreement has been duly executed by the Seller and, subject to the Bankruptcy Court’s entry of the Sale Order, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms. Each of the other Transaction Documents to which the Seller is a party constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

5.3 Governmental Authorization. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, notice to, or filing with, any Governmental Body by the Seller or any Company other than the filing by the Seller with the Bankruptcy Court and the Securities and Exchange Commission (the “Commission”) of such reports and other documents under the Bankruptcy Code, the Securities Act or the Exchange Act, as may be required in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby to be effected at or prior to the Closing.

5.4 Noncontravention. Subject to (a) the receipt of all consents set forth on Section 5.4 of the Disclosure Letter (the “Required Consents”), (b) the Bankruptcy Court’s entry of the Sale Order and (c) receipt of any required approval from a Governmental Body with respect to antitrust or similar Laws in connection with the transactions contemplated hereby (collectively, a “Antitrust Approval”), the execution, delivery and performance by the Seller of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate the certificate of incorporation or bylaws of the Seller in effect, (ii) violate any Company Charter Document or other organizational documents of any Company in effect, (iii) violate any material Law, judgment, injunction or decree applicable to the Seller or any Company, (iv) require any consent or other action by or notice to any Person under, constitute a default under, or give rise to termination, cancellation or acceleration of any right or obligation of the Seller or any Company or to a loss of any benefit to which the Seller or any Company is entitled under, and are not inconsistent with, any provision of (A) any Material Contract binding upon any Company, (B) any material contract (as defined in Item 601(b)(10) of Regulation S-K of the Commission) binding upon the Seller, including, without limitation, that certain Loan and Security Agreement, entered into as of November 13, 2002 and as amended to date, by and between Comerica Bank-California and the Seller, and any agreement with The Canopy Group, Inc. to which Seller is a party or by which Seller or any of its assets are bound, or any other agreement related thereto, or (v) result in the creation or imposition of any Interest on the Purchased Securities and Assets or any material asset of any Company.

5.5 Capitalization and Title.

(a) The share capital (stammeinlage) of MTI Germany amounts to EUR 900,000.00 and is divided into one share in the nominal amount of EUR 900,000.00.

(b) The share capital of MTI France consists of 22,500 common shares of a nominal value of EUR 12.00 each, all of which are validly issued and fully paid up.

(c) The authorized share capital of MTI UK consists of GBP 760,000 divided into 760,000 shares of GBP 1.00 each, of which 760,000 shares are issued and fully paid.

(d) All outstanding shares of capital stock of each Company have been duly authorized and validly issued and are fully paid and non-assessable, and none of such shares has been issued in violation of any preemptive right, right of first refusal or similar right under applicable Law, any of the Company Charter Documents of any Company, or any other agreement, document or instrument to which a Company is a party or by which it is otherwise bound.

(e) All of the outstanding capital stock or other voting securities of each Company is owned directly (and in the case of MTI UK legally and beneficially) by the Seller, free and clear of any Interest other than Permitted Exceptions and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of the Seller or any Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of any Company or (ii) options, warrants or other rights to acquire from the Seller or any Company, or other obligation of the Seller or any Company to issue, any capital stock, other voting securities or securities convertible into, or exchangeable or exercisable for, capital stock or other voting securities of any Company (the items in clauses (i) and (ii) of this sentence being referred to collectively as the “Company Securities”). There are no obligations of the Seller or any Company to repurchase, redeem or otherwise acquire any outstanding Company Securities. Upon the consummation of the transactions contemplated by this Agreement, the Purchaser will acquire legal and beneficial ownership of all of the Purchased Securities, free and clear of any Interest.

(f) All outstanding shares of capital stock of the Companies have been issued in material compliance with all applicable federal, state and foreign securities Laws.

(g) None of the Companies owns, directly or indirectly, any stock or other voting or equity securities or interests (or any interests convertible into or exchangeable or exercisable for any equity or similar interests) in any other Person.

5.6 Financial Statements.

(a) Section 5.6 of the Disclosure Letter contains a true, correct and complete copy of (i) the unaudited combined balance sheets (including related notes and schedules, if any) of the Companies as of April 7, 2007 (the “Balance Sheet Date”), and the related statements of income (including related notes and schedules, if any) for the fiscal years ended April 1, 2006 and April 7, 2007, and (ii) the unaudited combined balance sheets (including related notes and schedules, if any) of the Companies as of July 7, 2007 and related statements of income (including related notes and schedules, if any) of the Companies for the three month period ended July 7, 2007 (the “Interim Balance Sheet Date”) (the items referred to in clauses (i) and (ii) of this Section 5.6(a) are referred to herein collectively as the “Financial Statements”).

(b) The Financial Statements (as of the dates thereof and for the periods covered thereby) (i) have been prepared in accordance with the books and records of the Companies, (ii) fairly present in all material respects the consolidated financial condition of Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the Companies for the periods indicated, and (iii) have been prepared in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto, and except that the interim financial statements contain no footnotes or year-end adjustments, none of which were not and are not expected to be in the aggregate material).

5.7 Absence of Certain Changes. Except as set forth on Section 5.7 of the Disclosure Letter, the Companies have conducted their businesses since the Balance Sheet Date in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date there has not been any:

(a) event or series of related events which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b) declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any of the Companies, or any repurchase, redemption or other acquisition by any of the Companies of any outstanding shares of capital stock or other securities of any of the Companies;

(c) incurrence, assumption or guarantee by any of the Companies of any Indebtedness, other than in the ordinary course of business consistent with past practices;

(d) creation or other incurrence by the Seller or any Company of any Interest (other than Permitted Exceptions) on any material asset any of the Companies other than in the ordinary course of business consistent with past practices;

(e) making of any loan, advance or capital contributions to or investment by any of the Companies in any Person, other than loans to employees to advance reasonable and customary expenses to be incurred by them in the performance of their duties on behalf of any of the Companies, in each case made in the ordinary course of business consistent with past practices;

(f) acquisition, disposition or similar transaction by any of the Companies involving any of its assets, properties or liabilities (other than sales of inventory in the ordinary course of business consistent with past practices), whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise;

(g) material damage, destruction or other casualty loss suffered by any Company (which is not fully covered by insurance);

(h) Tax election that would have any effect on Tax liabilities of any of the Companies after the Closing, or material change in any method of accounting or accounting practice by the Seller or any Company, except for any such change after the date hereof required by reason of a concurrent change in GAAP, or as required by applicable Law;

(i) payment, sale, purchase, pledge or other transfer of assets, properties or liabilities between any Company and the Seller;

(j) inter-company Debt between any Company and the Seller or material change in or extinguishment of any inter-company Debt (except as set forth on Section 5.7(j) of the Disclosure Letter);

(k) payment, deferral, discharge or satisfaction by any Company of any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, deferral, discharge or satisfaction, in accordance with the respective terms thereof and in the ordinary course of business consistent with past practices, of liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices;

(l) collection or attempt to collect any accounts receivable of any Company other than in the ordinary course of business consistent with past practices;

(m) resignation or, except as approved by the Seller Board, any termination or removal of any executive officers of any Company;

(n) increase in the compensation of, or Employee Benefits made available to, any of the executive officers of any Company or in the rate of pay or Employee Benefits of any of its employees, except as part of regular compensation increases in the ordinary course of business consistent with past practices;

(o) labor dispute, other than routine individual grievances, or written notice of any, or to the Seller’s Knowledge threatened, activity or proceeding by a labor union or representative thereof to organize any employees of any Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, or work stoppages by or with respect to any employees of any Company, nor, to the Seller’s Knowledge, has any Person threatened to initiate any such activity;

(p) Material Contract (other than the Transaction Documents) entered into, or any relinquishment or waiver by the Seller or any Company of any material right under any Material Contract, and none of the Seller or any of the Companies has taken or omitted to take, and, to the Seller’s Knowledge, no third party has taken or omitted to take, any action that constitutes, or would with the passage of time constitute, a material default under any Material Contract or any Transaction Document; or

(q) any (i) “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)), or (ii) “mass layoff” (as defined in the WARN Act), nor has any of the Companies engaged in or given notice of layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, with respect to which, under either (i) or (ii) above or under state or local Law, any of the Companies has any liability material to the Companies taken as a whole.

5.8 Debt; No Undisclosed Material Liabilities.

(a) No Company has any secured Debt or commitments for Debt other than trade debt incurred in the ordinary course of business consistent with past practices.

(b) There are no liabilities of any Company of any kind whatsoever, whether accrued, contingent, unliquidated, absolute, determined, unknown or otherwise, other than:

(i) liabilities provided for in the Financial Statements or disclosed in the notes to the Financial Statements set forth therein which liabilities, both individually and in the aggregate, are not material to the Companies, taken as a whole; and

(ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice.

(c) Except for leases for personal or real property entered into in the ordinary course of business, and except for instruments, arrangements or agreements referred to in this Agreement, no Company has issued any instruments, entered into any agreements, commitments or arrangements or incurred any obligations that would have, or could reasonably be expected to have, the effect of providing any Company with “off balance sheet” financing, including, without limitation, any sale-leaseback arrangements, “synthetic leases”, “GIC”s, “Synthetic GIC”s, shared trust arrangements and “off balance sheet” Debt.

5.9 Litigation.

(a) There are no Legal Proceedings pending or, to the Seller’s Knowledge, threatened against any of the Companies. To the Seller’s Knowledge, there is no reasonable basis upon which any Legal Proceeding may be initiated against any of the Companies that could reasonably be expected to result in any material liability to any of the Companies.

(b) No Company is party to or bound by (i) any agreement to pay damages or fines to, or provide indemnification, contribution or expense reimbursement to any Person with respect to any matter that is the subject of a Legal Proceeding or (ii) any release of any claims that it may have against any Person with respect to any matter that is the subject of a Legal Proceeding. No Person has given written notice to any of the Companies of its intention to seek such indemnification or expense reimbursement.

(c) No Company is a named party in any outstanding order, writ, injunction, judgment, arbitration award or decree of any court, arbitrator, government agency, or instrumentality.

5.10 Compliance with Laws and Charter.

(a) Each of the Companies have materially complied with, are not in material violation of, and have not received any written notices alleging any material violation with respect to, any applicable provisions of any Laws with respect to the conduct of its business, or the ownership or operation of its properties or assets.

(b) Each of the Companies has complied, and is in compliance, with its Company Charter Documents.

5.11 Title to Assets; Books and Records. Each of the Companies has good and marketable title to all of its real and personal property, in each case free of all Interests (other than Permitted Exceptions). The books and records and corporate books of each Company, including the stock transfer book or register of transfers, minute books and corporate seal (if applicable) thereof, is in such Company’s possession and held at such Company’s or another Company’s principal place of business. With respect to MTI UK, (i) the register of members and all other registers required to be kept by MTI UK under applicable laws and other statutory books of MTI UK have been properly kept and the minute books and other similar records of MTI UK contain complete and accurate records of all actions taken by MTI UK’s shareholders, board of directors and committees thereof; and (ii) all returns, particulars, resolutions and other documents required to be filed with or delivered by MTI UK to the Registrar of Companies or any other authority have been properly prepared and duly filed.

5.12 Material Contracts. Section 5.12 of the Disclosure Letter sets forth a true, complete and accurate list of all of the Material Contracts of each Company. With respect to each Material Contract, except to the extent such defaults, unenforceability, repudiations or waivers could not reasonably be expected to have a Material Adverse Effect on any Company: (i) no Company and, to the Knowledge of Seller, any third party, is in default with respect to any obligation to be performed under any such Material Contract; (ii) such Material Contract is valid, binding and in full force and effect, enforceable against such Company and, to the Knowledge of the Seller, enforceable against the other party or parties thereto, in each case, in accordance with the terms thereof except as such enforcement may be limited by (x) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of Law governing specific performance, injunctive relief or other equity remedies and by general principles of equity (the matters described in the foregoing clauses (x) and (y) are referred to herein collectively as the “Enforceability Exceptions”); and (iii) no Company, and, to the Knowledge of the Seller, no third party, has repudiated or waived any material provision of any such Material Contract. No Material Contract is reasonably expected to be terminated as a result of the execution of this Agreement, the Transaction Documents or consummation of the transactions contemplated hereby or thereby.

For purposes hereof, the term “Material Contracts” means all Contracts to which a Company is a party relating to or involving:

(a) any Debt or the guarantee by any Company of any Debt (other than Contracts relating to borrowings or guarantees made for purchases of inventory in the ordinary course of business);

(b) any Company’s or any other Person’s rights to any Business Intellectual Property (other than licenses and Contracts entered into in the ordinary course, Contracts for commercially available “off the shelf” software licenses, non-disclosure agreements and work-for-hire agreements);

(c) the purchase or sale of any goods or services by any Company and involving aggregate payments under any individual Contract (i) in the case of Contracts other than purchase orders in the ordinary course of business, in excess of $50,000 per annum; and (ii) in the case of purchaser orders in the ordinary course of business, in excess of $250,000 per annum;

(d) license or sublicense of any Business Intellectual Property owned or licensed by a Company to another Person;

(e) (i) capital expenditures by a Company involving future payments in excess of $50,000 in any individual case, (ii) the disposition of assets or any interest in any business enterprise by any Company, or (iii) the acquisition of assets or any interest in any business enterprise involving the payment by any Company of more than $50,000 individually;

(f) any employment or severance arrangement with any director, officer, employee or consultant of any of the Companies, or any obligation of any Company to make payments or provide any benefits to any employee after cessation of employment other than as may be required by applicable Law (other than employment agreements entered into between a Company and an employee whose base and bonus compensation did not exceed $200,000 in the last fiscal year and is not expected to exceed such amount in the current fiscal year);

(g) any non-hire or non-solicitation agreement pursuant to which any of the Companies is prohibited or otherwise restricted from hiring or soliciting any Person as an employee, agent or representative of such Company;

(h) any agreement containing any covenant limiting the freedom of any Company to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;

(i) any Tax allocation or Tax sharing agreement;

(j) any agreements of Seller binding on a Company or the Business that are agency, dealer, sales representative, original equipment manufacturer, value added re-seller, remarketer or other agreement for distribution of the products or services, or the products or services of any other Person;

(k) any agreements of Seller binding on a Company or the Business that is a government contract or other agreement with a Governmental Body;

(l) any Contract not otherwise covered by Section 5.12(a) through Section 5.12(k) (i) that was not entered into by a Company in the ordinary course of business, (ii) that involves or contemplates the payment of cash or other consideration by a Company in an amount or having a value in excess of $50,000; or (iii) pursuant to which any Company has obligations to indemnify another Person (other than pursuant to customer contracts entered into by the Company in the ordinary course of business, consistent with past practice); and

(m) any Contract not otherwise covered by Section 5.12(a) through Section 5.12(l), the loss of which (including as a result of commencement of the Case) could reasonably be expected to have a Material Adverse Effect to any Company.

5.13 Real Property. None of the Companies owns any real property. Section 5.13 of the Disclosure Letter sets forth an accurate and complete list of all existing leases or agreements under which a Company is lessee of, or primarily or secondarily liable under, or holds or operates real property owned by Seller or any third party (the “Leases”). Each of the Leases is in full force and effect, and no Person other than a Company has any right to possession, occupancy or use of any of the premises demised under the Leases. Except as set forth on Section 5.13 of the Disclosure Letter, no Company has received notice of any material default, or cancellation or termination under any of the Leases. To the Seller’s Knowledge, there is no default under any of the Leases. One of the Companies has validly existing and enforceable leasehold interests in the premises demised under each of the Leases free and clear of all Interests (other than Permitted Exceptions. One of the Companies is in actual possession of each premises demised under the Leases. Except as set forth on Section 5.13 of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not require any consent of any landlord under any of the Leases, result in any increase in rent or penalty or result in the early termination of any of the Leases.

5.14 Intellectual Property.

(a) For purposes of this Agreement, the term “Business Intellectual Property” means all Intellectual Property owned, in whole or in part, or licensed by any of the Companies or that has been used, is used or has been acquired or developed with the intent of being used, in whole or in part, in the business of any of the Companies, other than off-the-shelf software applications used generally in the business of the Companies. Section 5.14(a) of the Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all Business Intellectual Property that is the subject of a registration, or for which a registration application is pending, in the United States, the European Union or any other jurisdiction.

(b) One or more of the Companies either (i) owns all right, title and interest in the Business Intellectual Property without the making of any payment or the obligation to grant rights to any Person, or (ii) possesses adequate licenses or other valid rights to use the Business Intellectual Property in the manner in which the Companies have used and are using the Business Intellectual Property. Without limiting the foregoing, except as set forth in Section 5.14(b) of the Disclosure Letter, no open source or public library Software, including, without limitation, any Software licensed pursuant to any GNU public license, is or was used in the creation, development or modification of, or is or was incorporated into, any material Business Intellectual Property owned by any of the Companies. None of the uses of any open source code or public library Software set forth in Section 5.14(b) of the Disclosure Letter would have, or could reasonably be expected to have, a Material Adverse Effect.

(c) With respect to the Business Intellectual Property owned by any of the Companies, or Business Intellectual Property that a Company is responsible for maintaining, any applicable registrations and applications to register, whether in the United States or any other jurisdiction, (i) are in compliance in all material respects with all formal legal requirements (including, without limitation, examination and maintenance fees, recordations and proofs of use) and (ii) if registered, are valid, subsisting and enforceable and have not been abandoned and as to all applications to register any Business Intellectual Property, are pending and in good standing without, to the Knowledge of the Seller, challenge of any kind.

(d) No claim has been brought since January 1, 2004 or, to the Seller’s Knowledge, is threatened by any third party, and neither the Seller nor any of the Companies has received written, or, to the Seller’s Knowledge, oral notice of any claim that (i) alleges that any Business Intellectual Property, or the use thereof, infringes, violates, dilutes or misappropriates or has infringed, violated, diluted or misappropriated (collectively “Infringes”) the rights of any Person, (ii) challenges the ownership, validity or enforceability of any Business Intellectual Property owned by any of the Companies, or (iii) alleges that the conduct of the business of any of the Companies, including, without limitation, any products or services provided by any of the Companies or the actual or contemplated use, offer or provision thereof by any of the Companies, Infringes the rights of any Person. To the Seller’s Knowledge, neither the conduct of the business of any of the Companies, including, without limitation, any products or services provided by any of the Companies or the actual or contemplated use, offer or provision thereof by any of the Companies, nor any Business Intellectual Property, or use thereof, Infringes the rights of any Person.

(e) Neither the Seller, on behalf of any Company, nor any of the Companies has threatened or initiated any claim against any third party alleging that such third party Infringes any Business Intellectual Property and no such claim is pending or being considered. To the Seller’s Knowledge, no Person is Infringing the rights of any Company in the Business Intellectual Property.

(f) Each of the Companies have taken all commercially reasonable actions to protect and preserve the security, confidentiality and value of all material Business Intellectual Property owned by each such Company, including, without limitation, Trade Secrets.

(g) All personnel of the Companies, including, without limitation, all current and former officers, employees, agents, developers, consultants and contractors, who have or have had access to, or have contributed to or participated in the conception, reduction to practice, creation or development of the Business Intellectual Property owned by one or more of the Companies either (i) are a party to a “work-for-hire” or similar agreement that has accorded and assigned to the Companies all right, title and interest in and to all such Business Intellectual Property created or developed, in whole or in part, by such Person or (ii) have executed appropriate instruments of assignment in favor of the applicable Company that have conveyed to such Company, and that contain a continuing obligation to convey to such Company, all right, title and interest in and to all Business Intellectual Property created and/or developed, in whole or in part, by such Person. In addition, any moral rights (or equivalent rights) subsisting in relation to the Business Intellectual Property have been waived irrevocably and unconditionally, and there are no outstanding compensation claims from any such Person with respect to the Business Intellectual Property.

(h) No Company has assigned, licensed, leased, sold, placed in escrow or otherwise transferred, disposed of or released any interest which any of the Companies has or had in or to any Business Intellectual Property.

(i) All Contracts (including, without limitation, all licenses) relating to or affecting the Business Intellectual Property, are legal, valid, binding and enforceable subject to the Enforceability Exceptions. None of the Companies, or to the Seller’s Knowledge, any Person is in material default under any Contract relating to or affecting any of the Business Intellectual Property, including, without limitation, Contracts related to any Software service levels. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any Person the right to terminate or modify, any license, sublicense or other Contract (i) relating to or affecting any Business Intellectual Property or (ii) pursuant to which any of the Companies is granted a license or otherwise authorized to use, sell, resell, distribute or sublicense any third party Intellectual Property.

(j) All Software included in the Business Intellectual Property performs in accordance with all written user specifications in all material respects, is covered by appropriate maintenance and disaster recovery agreements, and, to the Seller’s Knowledge, does not contain any viruses, worms, Trojan horses or similar programs. To the Seller’s Knowledge, no Person not authorized by the Seller or any of the Companies has been supplied with any key, “backdoor” or other mechanism to reverse, defeat, disable or weaken the full strength or power of any encryption, centralized management interface, or other similar protections provided by or resident in the Software included in the Business Intellectual Property.

(k) The Companies maintain complete, accurate and up to date notifications as necessary under DPL for all data processing done in respect of the Business. The Companies comply in all material respects with DPL and have not received any notices, requests or complaints from any competent regulatory authority in relation to any investigation or alleged breach of DPL. No notices or claims have been received in respect of inaccuracy, loss, unauthorised destruction or unauthorised disclosure of any personal data under DPL. The Companies have not transferred and are not party to any arrangement for transfer of personal data (as defined in DPL) to a territory outside the European Economic Area (other than in compliance with DPL). Where a data processor has been appointed by the Companies, all measures required under DPL have been taken. The Company has not received any requests for access to personal data from any data subjects under DPL. As used in this subsection (j), “DPL” means those applicable laws enacting (i) Directive 95/46/EC of the European Parliament and of the Council of July 12, 2002 of the European Parliament and of the Council of October 24, 1995 and (ii) Directive 2002/58/EC, (as the same are amended or replaced from time to time), and the terms “notification”, “personal data”, “processing”, “data protection principle”, “data subject” and “data processor” all have the meanings as set out in DPL.

5.15 Licenses and Permits. Each of the Companies has all material franchises, authorizations, memberships, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges of any Governmental Body

(collectively, “Permits”) necessary to permit the ownership of property and the conduct of business as conducted by the Companies, and all such Permits are valid and in full force and effect. No such Permit is reasonably expected to be terminated as a result of the execution of this Agreement, the Transaction Documents or consummation of the transactions contemplated hereby or thereby.

5.16 Inventory. After consideration of reserves, none of the Companies’ Inventory consists of items that are obsolete, slow-moving, unmerchantable, unsalable, returned, damaged, unusable or unworkable goods or goods unfit for further processing.

5.17 Accounts Receivable. All accounts receivable of the Companies (a) are legal, valid and binding obligations of the Persons shown in the accounting records of the Companies as the obligor with respect thereto (subject to applicable Laws relating to bankruptcy, insolvency and the relief of debtors and general principles of equity), and the appropriate Company has established reserves in connection therewith (which reserves are adequate in accordance with GAAP), (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business, (c) are not subject to discount, rebate, offset, return privilege (other than return privileges granted in the ordinary course of business consistent with past practice) or claim (other than as reflected in the reserves taken in recording the accounts receivable on the books of the Companies, which reserves are adequate in accordance with GAAP), and (d) are valid and collectible in the ordinary course of business (other than as reflected in the reserves taken in recording the accounts receivable on the books of the Companies, which reserves are adequate in accordance with GAAP). No customer of a Company has indicated an unwillingness or an inability to pay any amount included in the accounts receivable of the Companies and not reserved against.

5.18 Employee Benefit Matters.

(a) Each of the Benefit Plans to which a Company is a party or has any obligation to make contributions or payments is set forth in Section 5.18(a) of the Disclosure Letter and complies in form and operation with the requirements of applicable Law in all material respects. All premiums and payments including expenses for all periods ending on or before the Closing Date with respect to each such Benefit Plan have been paid by the relevant Company.

(b) None of the Companies nor any of its ERISA Affiliate sponsors, maintains, contributes to or has any liability with respect to, has ever sponsored, maintained, contributed to or had any liability with respect to: (i) a plan subject to Title IV of ERISA (including, without limitation, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA)); (ii) a “multiple employer plan” (within the meaning of section 413 of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (iv) post-employment medical or death benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”).

(c) Without limiting the generality of any other representation contained herein, there exists no Interest against any of the assets of any of the Companies arising under Section 4068(a) of ERISA, Section 412(n) of the Code or otherwise.

(d) No employment-related securities as defined in section 421B of the United Kingdom Income Tax (Earnings and Pensions) Act 2003 have been acquired or are held by employees of any of the Companies.

(e) No employee of any of the Companies has acquired or continues to hold an employment-related securities option within the meaning of section 471(5) of the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

(f) Seller has made available to Purchaser full details of the Pension Plans including:

(i) true and correct copies of all documentation constituting and governing the Pension Plans including announcements, explanatory booklets, literature and the internal dispute resolution procedure issued to Employees or former employees of any of the Companies;

(ii) the list of all members of the Pension Plans and a list of all those Employees who have an entitlement to become members;

(iii) the list of the participating employers in the Pension Plans; and

(iv) the schedule of payments of the Pension Plans or full details of all contributions due by the Companies and the Employees.

(g) The Pension Plans provide only money purchase benefits (within the meaning of the United Kingdom Pension Schemes Act 1993 Section 181). No benefits of a particular level have been promised under the Pension Plans.

(h) The Companies have facilitated access for their pensionable employees who are not members of the Pension Plans to a designated stakeholder scheme as required by Section 3 of the United Kingdom Welfare Reform and Pensions Act 1999.

(i) None of the Companies and any connected or associated persons to any of the Companies participates in or has or has had at any time any obligation or liability to fund a defined benefit scheme (as defined in Financial Reporting Standard 17 (Retirement Benefits) issued by the Accounting Standards Board); and there is no fact or circumstance likely to give rise to any contribution notice or financial support direction under the United Kingdom Pensions Act 2004 being issued to the Companies or any connected or associated person to the Companies. For the purpose of the warranties contained in this paragraph (i), “connected person” and “associated person” have the meanings set forth in Sections 38 and 43 of the United Kingdom Pensions Act 2004.

5.19 Employees and Labor Matters.

(a) Section 5.19(a) of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of the names, titles, location of employment, citizenship (if known), annual salaries, notice periods and other compensation, remuneration or benefits in kind (whether contractual or otherwise) including contributions or payments in respect of retirement or pension provisions of all employees and former employees (including any dependents of the employees or former employees) of each of the Companies (the “Employees”). As of the date hereof, to the Knowledge of the Seller, none of the Employees has indicated that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement, or that he or she otherwise intends to resign. Except for individuals listed on Section 5.19(a) of the Disclosure Letter, no person, sub-contractor, independent consultant, temporary worker or service provider has been or could be construed by any Governmental Body to be an employee of any of the Companies.

(b) The execution of and performance of the transactions contemplated by this Agreement will not result in any payment, or obligation to make any payment, to or acceleration, vesting or increase in the rights of any Employee or former employee of the Companies, including pursuant to any employment, severance, deferred compensation, indemnification, change of control, retention, statutory or contractual retirement benefit, or other agreement or understanding.

(c) Since January 1, 2005 there has not been any payment, or obligation to make any payment, to or acceleration, vesting or increase in the rights of any current or former employee of any Company, including pursuant to any employment, severance, indemnification, change of control or other agreement or understanding, other than the vesting of options or restricted stock as a result only of the passing of time as set forth in the vesting schedule put in place at the time of the initial grant and any compensation payments arising in the ordinary course of business.

(d) In respect of each of the Employees:

(i) all material obligations and duties have been performed, whether arising under contract, statute, at common law or in equity or under any treaties or Laws of the European Union or pursuant thereto;

(ii) no variation in any contract of employment has been offered, promised or agreed for the future; and

(iii) all Taxes, National Insurance contributions, social security and other such matters due in respect of their employment have been paid to HM Revenue and Customs and other appropriate authorities.

(e) There are no enquiries, investigations or litigations existing, pending or threatened in relation to the Employees whether by the Commission for Equality and Human Rights, French Administration or other similar authorities.

(f) None of the Employees has been off sick for a period of 21 days or more in any six month period within the last three years (whether or not consecutive) and none of the Employees is receiving or due to receive payment under any sickness or disability or permanent health insurance scheme and so far as the Seller is aware there are no such claims pending or threatened and all applicable health and safety legislation including but without limitation all self assessment programs have been complied with.

(g) None of the Companies has entered into any agreement with any of its Employees and there are no arrangements applicable to such employees which provides, in the event of termination, for a notice period or payment of an indemnity or redundancy or other payment which exceeds those provided by applicable Law.

(h) There are no grievances or disciplinary actions or measures in effect or pending in respect of the Employees and, to the Seller’s Knowledge, no Employee has or is likely to have any grievance, claim or right of action.

(i) MTI France has not been subjected to an URSSAF adjustment since January 1, 2004 and no sums are due by MTI France to the French Administration. All benefits in kind granted to Employees of MTI France have been assessed in accordance with the provisions of social security Laws of France.

(j) There are no Legal Proceedings (whether arising under contract, common law, statute or in equity) with the Employees nor with any person currently or formerly employed or previously employed or engaged or previously engaged at or in respect of the business of any of the Companies or in receipt of a retirement or related benefit from a Pension Plan and no such Legal Proceedings are pending or, to the Seller’s Knowledge, threatened.

(k) None of the Companies is a party to or bound by any collective bargaining or similar agreement, letter of understanding or any other agreement, formal or informal, with any trade union, labor organization, or work rules or practices agreed to with any trade union, labor organization, employee association, or employee representatives on the company level applicable to Employees of the Companies in any of the jurisdictions in which the Companies conduct business. None of the Employees of any of the Companies is represented by any trade union or labor organization. The Seller has provided the Purchaser with true, complete and accurate copies of all written employee handbooks, policy manuals and other material personnel policies, rules or procedures applicable to employees of the Companies. MTI Germany does not have a works council (Betriebsrat).

(l) A valid internal rule (“Règlement Intérieur”) is in force within MTI France.

(m) MTI France does not, and is not required under applicable Law to, have a works council.

(n) No Employee or former employee or any third party has notified the Company or any Company of or, to the Seller’s Knowledge, threatened, any Legal Proceeding in respect of any accident or injury.

5.20 Taxes. Except as set forth in Section 5.20 of the Disclosure Letter:

(a) each Company has timely filed in accordance with all applicable Laws, all Tax Returns required to be filed with any Tax Authority (taking into account any extension of a required filing date) and none of the Companies has entered into a transaction in respect of which any Return has been timely filed but in respect of which an amendment to such Tax Returns may be required by virtue of all or part of the consideration being uncertain, unascertained or otherwise deferred);

(b) each of such Tax Returns was true, complete and accurate in all material respects;

(c) each Company has paid when due all Taxes that were required to be withheld and paid to a Taxing Authority with respect to payments made to employees, independent contractors and any other person payments to whom are subject to tax withholding;

(d) the charges, accruals and reserves reflected on the unaudited combined balance sheets (including related notes and schedules, if any) of the Companies as of April 7, 2007 (excluding any provision for deferred income Taxes) are adequate to cover the Tax liabilities accruing through the date thereof;

(e) none of the Companies is engaged in any proceeding involving an audit of any of its Tax Returns, and, to the Seller’s Knowledge, no such audit is pending or contemplated;

(f) none of the Companies has any obligation under any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement or any other agreement or arrangement in respect of any Tax with any Person or any distributions made or to be made with respect to Taxes;

(g) none of the Companies has been a member of any affiliated, consolidated, combined or unitary group other than one in which the Seller was the common parent;

(h) none of the Purchased Securities is subject to an Interest with respect to Taxes;

(i) none of the Companies is nor has any of the Companies ever been a “United States Real Property Holding Corporation” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Treasury Regulations promulgated thereunder;

(j) none of the Companies has made an investment in U.S. property, as defined by Section 956 of the Code;

(k) none of the Companies has earned subpart F income, as that term is defined in Section 952(a) of the Code;

(l) all transactions among the Companies and the Companies and the Seller have been at arms length;

(m) each of the Companies is and, since the date of its acquisition or formation (as the case may be) by the Seller, has been a corporation as defined in Treasury Regulations Section 301.7701-2, and each is resident, for Tax purposes solely in its jurisdiction of formation;

(n) each of the Companies has duly paid all Tax which it has become liable to pay and none of the Companies is under any liability to pay any interest, penalty, fine or default surcharge in connection with any Tax, nor is any such liability likely to arise;

(o) all claims, disclaimers, elections, appeals, applications or registrations for the purposes of any Tax which any of the Companies has made or is entitled to make in respect of Tax are set out in Section 5.20(o) of the Disclosure Letter;.

(p) all clearances or consents relating to Tax obtained by or on behalf of any of the Companies have been properly obtained on the basis of full and accurate disclosure to the relevant Taxing Authority of all material facts and circumstances, any transaction for which such consent or clearance was obtained has been carried out in accordance with the terms of the relevant application and consent or clearance and any such consent or clearance was and remains valid and effective with respect to the transaction to which it related;

(q) all agreements, concessions or other arrangements which are not based on a strict application of the relevant legislation (whether formal or informal) currently subsisting which have been made with or by any Tax Authority with respect to any of the Companies, and which would have continuing effect in any taxable period ending after the Closing Date, are set out in Section 5.20(q) of the Disclosure Letter;

(r) each of the Companies has in its possession or has a right of reasonable access to all records that it is or has been required to maintain by Law with respect to Tax matters (and in respect of which the period of time prescribed by statute has not expired prior to Closing) and such records are sufficient to calculate and determine its liabilities to Tax, including liabilities which may arise on a disposal or deemed disposal of any of its assets in the future;

(s) none of the Companies has at any time entered into any transaction, series of transactions, schemes or arrangements of which the main purpose, or one of the main purposes, was the avoidance of, or a reduction in liability to, Tax nor has at any time entered into a transaction the main purpose of which was a commercial purpose but into which a step or a series of steps have been inserted with a view to the avoidance of or a reduction in or the mitigation of or the deferral of a liability to Tax. No transaction entered into by any of the Companies has been a transaction in respect of which an obligation to disclose to a Taxing Authority exists;

(t) the book value of each asset of each of the Companies as shown in or adopted for the purposes of the Balance Sheet is such that if an asset were disposed of on the Closing Date for a consideration or deemed consideration equal to its book value no liability to Tax would be incurred;

(u) none of the Companies has disposed of or acquired any asset in circumstances where the disposal or acquisition was not for market value but where market value could be imposed for Tax purposes;

(v) each of the Companies is resident for Tax purposes in the country in which it was incorporated;

(w) since the Balance Sheet Date:

(i) no event has occurred which has given or may give rise to a Tax liability on any of the Companies other than transactions entered into in the ordinary and usual course of business; and

(ii) none of the Companies has made any payment either alone or in aggregate with any other payments of a similar nature which exceed $25,000 which will not be deductible for the purposes of Tax in computing the taxable profits of the relevant Company.

(x) No Company would reasonably be expected to incur any Tax or become obligated to pay the Tax of another Person as a result of the commencement of the Chapter 11 Case or the consummation of the transactions contemplated hereby.

5.21 Environmental Matters. To the Seller’s Knowledge, (a) none of the Companies is in material violation of any Environmental Laws, and (b) no material expenditures are or will be required in order for the Companies to comply with any Environmental Laws.

5.22 Certain Payments. To the Seller’s Knowledge, none of the Seller, the Companies nor any of their respective current or former directors, officers, employees, agents or Affiliates has, on behalf of any Company or in connection with their respective businesses, (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on its books and records, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (f) submitted any claims for payment to any Person that are not permitted by applicable Law.

5.23 Affiliate Transactions.

(a) Section 5.23 of the Disclosure Letter lists (i) all transactions since January 1, 2005 between or among the Seller, on the one hand, and any Company, on the other hand, (ii) all transactions since January 1, 2005 between or among any Company, on the one hand, and any of its Affiliates (other than transactions covered by clause (i)) and (iii) all transactions since January 1, 2005 between the Seller, on the one hand, and any Affiliate of the Seller (other than a Company) on the other hand, relating to any of the Companies (each, an “Affiliate Transaction”). Except as set forth in Section 5.23 of the Disclosure Letter, in the twelve (12) months preceding the date of this Agreement, there have been no payments, contributions or transfers of cash or assets from the Seller or any Affiliate of the Seller to any of the Companies. All Affiliate Transactions have been entered into in the ordinary course of business consistent with past practices and on fair and reasonable terms, no less favorable to any Company than such terms as reasonably could be expected to be obtained in a comparable arm’s-length transaction with an unaffiliated Person.

(b) Section 5.23 of the Disclosure Letter lists (i) all inter-company Indebtedness owed by the Seller to each of the Companies as of the date of this Agreement, and (ii) all inter-company Indebtedness owed by a Company to the Seller outstanding as of the date of this Agreement.

5.24 Finders’ Fees. No investment banker, broker, finder or other intermediary is or will be entitled to any fee or commission or other payment in connection with the transactions contemplated by this Agreement. No Company is liable for or would become liable for any such fee or any transaction-related payment to any Person (including an Employee).

5.25 Accounting Controls. Each of the Companies maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain assets accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Companies has received since January 1, 2002 a notice of non-compliance with respect to any such internal controls and, to the Seller’s knowledge, no such notice is pending or threatened.

5.26 Acknowledgement Regarding Purchase of Purchased Securities and Assets. The Seller, on behalf of itself and the Companies, acknowledges and agrees that the Purchaser is acting solely in the capacity of a good faith, arm’s length purchaser with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. The Seller, on behalf of itself and the Companies, further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Seller or any of the Companies (or in any similar capacity) with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Purchaser’s purchase of the Purchased Securities and Assets. The Seller’s decision to enter into this Agreement has been based solely on the independent evaluation of the Seller and the Seller Board.

5.27 Insurance. Section 5.27 of the Disclosure Letter sets forth (i) a list and the material terms of all insurance policies, letters of credit and surety bonds covering or relating to the Companies, their assets, the Business, and the directors and officers of the Companies, and (ii) the names for the insurers and the schedule of payments due under all insurance policies. Seller has provided Purchaser with a copy of each such policy, letter of credit or bond, each of which is in full force and effect. Neither the Seller nor any Company has agreed to modify or cancel any such policy, letter of credit or bond, nor has Seller or any Company received notice of actual or threatened modification or termination of any such policy or bond. All premiums with respect to such insurance policies have been paid on a timely basis (and no arrearage currently exists), and no notice of cancellation or termination has been received with respect to any such policy. No Company has failed to give any notice or present any claim thereunder in due and timely fashion. There are no pending claims against such insurance by any Company as to which the insurers have denied coverage or otherwise reserved rights. No Company has been refused any insurance with respect to the Business, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since January 1, 2002. There are no risks with respect to any Company’s assets or the Business any Company has designated as being self-insured. Section 5.27 of the Disclosure Letter lists all claims of the Seller or the Companies related to the Business which are currently pending or which have been made with an insurance carrier, and all losses incurred with respect to self-insured risks, since January 1, 2004.

5.28 Solvency of MTI UK. With respect to MTI UK:

(a) To Seller’s Knowledge, no order has been made or petition presented or resolution passed for the winding-up of MTI UK, nor are there any grounds on which any person would be entitled to have MTI UK wound up, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of MTI UK to consider a resolution to wind up MTI UK or any other resolutions, nor has any step been taken in relation to MTI UK under the law relating to insolvency or the relief of debtors in any part of the world.

(b) To Seller’s Knowledge, no order has been made or petition presented for the administration of MTI UK under Part II of the Insolvency Act 1986, nor are there any grounds on which any person would be entitled to have MTI UK placed in administration, nor has any person threatened to present such a petition, and no proposal has been made or is under consideration for a voluntary arrangement in relation to MTI UK under Part I of the Insolvency Act 1986.

(c) No person has appointed or to Seller’s Knowledge, threatened to appoint or become entitled to appoint an administrative or other receiver of MTI UK’s undertaking or assets or any part of them.

(d) MTI UK is not apparently insolvent and has not ceased trading or stopped payment to its creditors and there are no grounds on which MTI UK could be found to be unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986.

(e) There is no unfulfilled or unsatisfied decree or court or tribunal order (whether of any court or tribunal of the United Kingdom or elsewhere) outstanding against MTI UK.

(f) No diligence, distress, execution or similar process is outstanding against any of the property, rights or assets of MTI UK, and no such diligence, distress, execution or other process is threatened or expected.

(g) MTI UK has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

(h) To Seller’s Knowledge, the Seller has not committed any criminal, illegal or other unlawful act or any breach of contract or statutory duty or any delictual or other act or default which could lead to a claim or proceedings against MTI UK or give rise to or increase a liability or obligation of MTI UK or which could entitle any other person to terminate any contract to which MTI UK is a party, or which could render any such contract void, voidable or unenforceable (in whole or in part).

5.29 DISCLOSURE. To the Seller’s Knowledge, neither this Agreement nor the Disclosure Letter, nor any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Seller or any Company in connection with the transactions contemplated by this Agreement taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein and therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 EXISTENCE AND POWER. The Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

6.2 AUTHORIZATION. The Purchaser has the power to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and has taken all necessary limited liability company action to authorize the execution, delivery and performance by it of this Agreement and such other Transaction Documents. Subject to (a) the Bankruptcy Court’s entry of the Sale Order and (b) receipt of any required Antitrust Approval, this Agreement constitutes, and each of the other Transaction Documents to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute, a valid and binding agreement of the Purchaser, enforceable in accordance with its terms.

6.3 NONCONTRAVENTION. Subject to (a) the Bankruptcy Court’s entry of the Sale Order and (b) receipt of any required Antitrust Approval, the execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not violate the organizational documents of the Purchaser, its limited liability company agreement or any applicable material Law, judgment, injunction or decree.

6.4 ABSENCE OF LITIGATION. Except for the Chapter 11 Case, there are no Legal Proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser or any of its Affiliates by or before any court or other Governmental Body or arbitrator in which an unfavorable outcome, ruling or finding in any said Legal Proceeding, or for all such Legal Proceedings taken as a whole, questions this Agreement or any of the Transaction Documents to which the Purchaser is a party or seeks to or could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereunder or thereunder or the right of the Purchaser to execute, deliver and perform hereunder or thereunder.

6.5 FINDERS’ FEES. The Purchaser has not retained or authorized an investment banker, broker, finder or other intermediary to act on behalf of the Purchaser who might be entitled to any fee or commission or other payment from the Seller or any of its Affiliates (other than a Company after the Closing) in connection with the transactions contemplated by this Agreement.

ARTICLE VII

BANKRUPTCY COURT APPROVALS

7.1 Sale Process. Seller has filed a motion with the Bankruptcy Court (the “Sale Motion”) for an order (the “Sale Order”) from the Bankruptcy Court which (i) approves the sale of the Purchased Securities and Assets to Purchaser on the terms and conditions set forth in this Agreement and authorizes Seller to proceed with this transaction, (ii) includes a specific finding that Purchaser is a good faith purchaser of the Purchased Securities and Assets, (iii) provides for a waiver of the stays contemplated by Bankruptcy Rules 6004(h) and 6006(d); (iv) approves the Seller’s assumption and assignment to the Purchaser pursuant to Section 365 of the Bankruptcy Code of any shareholder agreements included with the Purchased Securities and Assets and (v) states that the sale of the Purchased Securities and Assets to Purchaser shall be free and clear of all liens, claims, interests and encumbrances whatsoever (other than the lien of current Taxes not yet payable with respect to any Purchased Securities and Assets or liens on the assets of the Companies not affected by the commencement of the Chapter 11 Case in the United States). Seller shall use commercially reasonable efforts to obtain prompt entry of the Sale Order. Both Purchaser’s and Seller’s obligations to consummate the transactions contemplated in this Agreement shall be conditioned upon the Bankruptcy Court’s entry of the Sale Order containing the provisions listed in items (i) through (v) above. If the Bankruptcy Court refuses to issue the Sale Order or to approve any third party buyer at the hearing on the Sale Motion (the “Sale Hearing”), then this Agreement shall automatically terminate, and Seller and Purchaser shall be relieved of any further liability or obligation hereunder (other than Seller’s obligation to return the Escrowed Funds). In the event that a third party (an “Overbid Buyer” and the underlying agreement between the Overbid Buyer and Seller, the “Overbid Agreement”) is approved by the Bankruptcy Court as the buyer of the Purchased Securities and Assets at the Sale Hearing, then, notwithstanding anything to the contrary in this Agreement, this Agreement shall not terminate, but rather shall become a “back-up bid” which shall remain open for acceptance by Seller for the period through and including December 15, 2007 following entry by the Bankruptcy Court of the Sale Order, but subject and subordinate in all respects to the rights of the Overbid Buyer under the Overbid Agreement; provided, however, that this Agreement shall automatically terminate if the Sale Order is for any reason whatsoever not entered by the Bankruptcy Court on or before December 15, 2007 or the Closing to the Purchaser does not occur by December 22, 2007. Upon entry of the Sale Order in accordance with the provisions of this Section 7.1 (such entry date being referred to herein as the “Sale Approval Date”), the condition set forth in this Section 7.1 shall conclusively be deemed satisfied.

7.2 Overbid Process. The provisions of the Bankruptcy Court’s “Order: (A) Approving (i) Bidding Procedures with Respect to the Auction (as defined below), if any, (ii) The Form of the Purchase Agreement, and (iii) Payment of Certain Bid Protection;

(B) Approving the Form and Manner of Notice of the Auction, Bidding Procedures; (C) Setting a Hearing on the Sale Motion; and (D) Scheduling the Sale Hearing”, Docket No. 14, entered October 17, 2007, shall apply to this Agreement.

7.3 PURCHASER ACTIONS. Purchaser agrees that it will promptly take such reasonable actions as are reasonably requested by Seller to assist in obtaining the Sale Order including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code.

ARTICLE VIII

COVENANTS

8.1 ACCESS TO INFORMATION. Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses, operations and personnel of the Companies and of Seller related to the Business and such examination of the books and records of Seller, the Business and the Companies and their assets and liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use its reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller or a Company to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Seller or a Company is bound. Purchaser will not contact any employee, customer or supplier of Seller or a Company with respect to this Agreement without the prior written consent of Seller (which such consent will not be unreasonably withheld, delayed or conditioned); PROVIDED, HOWEVER, that so long as there is no disruption to the Business and Purchaser’s conduct is in accordance with the reasonable requirements and consent of Seller, Purchaser shall be entitled to contact and engage in discussions with the Companies’ vendors, licensees and customers, and, Seller hereby agrees to cooperate in good faith with Purchaser to facilitate such contact and discussions between Purchaser and such vendors, licensees and customers. Purchaser agrees to repair at its sole cost any damage to each facility due to its investigation and to indemnify and hold Seller harmless of and from any claim for physical damages or physical injuries arising from Purchaser’s investigation of each facility, and notwithstanding anything to the contrary in this Agreement, such obligations to repair and to indemnify shall survive the Closing or any termination of this Agreement.

8.2 CONDUCT OF THE BUSINESS PENDING THE CLOSING.

(a) Prior to the Closing, and subject to any obligations as debtor-in-possession under the Bankruptcy Code and except (1) as required by applicable Law, (2) as otherwise expressly contemplated by this Agreement or (3) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall:

(i) use commercially reasonable efforts to maintain the Companies in the Ordinary Course of Business, pay expenses and payables, bill customers, collect receivables, purchase Inventory, repair and continue normal maintenance (normal wear and tear excepted) and otherwise conduct the Business in the Ordinary Course of Business;

(ii) cause the Business to (A) comply in all material respects with all Laws and Contracts, (B) maintain all existing Permits applicable to the Business, and (C) pay all applicable Taxes as such Taxes become due and payable;

(iii) maintain in full force and effect all Intellectual Property of the Business;

(iv) use commercially reasonable efforts to pursue Section 363 of the Bankruptcy Code sales processes and to comply at all times with the Sale Motion and Bidding Procedures Order;

(v) use commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, (B) preserve the present relationships with customers, suppliers, licensees, manufacturers and distributors of the Business, and (C) cause the Companies to enter into a reseller agreement with EMC consistent with current terms;

(vi) cause the Companies to pay when due, and when permitted under applicable Law, amounts due to Seller; and

(vii) promptly inform Purchaser in writing of the occurrence or non-occurrence of any event known to the Seller or any Affiliate thereof which reasonably could cause the conditions set forth in Section 10.1(a) not to be satisfied or the breach of any covenant hereunder by the Seller.

(b) Subject to any obligations as debtor-in-possession under the Bankruptcy Code and except (1) as required by applicable Law, (2) as otherwise contemplated by this Agreement or (3) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not, solely as it relates to the Business and the Purchased Securities and Assets and Assumed Liabilities:

(i) modify or amend, in any material respect, terminate or enter into any new Material Contract or waive, release or assign any material rights or claims thereunder, other than purchases of Inventory in the Companies’ ordinary course of business;

(ii) enter into any contract or transaction relating to the purchase of assets primarily for use in the Business which are not contained in the budget which has been approved by the Bankruptcy Court in connection with the Seller’s debtor-in-possession financing in the Chapter 11 Case;

(iii) with respect to the Companies, cause the Companies to increase salaries or wages, declare bonuses, increase compensation or benefits or institute any new employment arrangement, benefit plan or program with respect to any Employee, except as required by Law, as required by the terms of previously existing Employee Plans;

(iv) sell, lease, transfer, mortgage, encumber, alienate or dispose of assets of the Companies or the MTI Germany Payable excepting (A) sales of Inventory in the Ordinary Course of Business or (B) licenses of Intellectual Property of the Companies granted in the Ordinary Course of Business;

(v) forgive, or allow to become impaired in any manner, the MTI Germany Payable;

(vi) allow the amounts due from Seller to MTI Germany that constitute Assumed Liabilities to change in any material respect relative to their current amount (other than as a result of changes in foreign exchange rates if not originally recorded in US Dollars);

(vii) cause to change, or permit a Company to change, the amount of any other existing intercompany account between Seller or its Irish subsidiary on the one hand and a Company on the other, whether as a result of provision of services, writeoffs or writedowns, or otherwise (other than due to the effect of foreign exchange rates);

(viii) permit a Company to materially discount (i) any accounts receivable in order to facilitate collection efforts in respect thereof or (ii) any Inventory in order to facilitate sales thereof;

(ix) permit a Company to make a loan or advance to, or provide credit terms out of the Ordinary Course of Business to, any Person;

(x) permit the Companies to make or agree to make capital expenditures exceeding $50,000 in the aggregate;

(xi) permit a Company to hire any new employee, unless the requisition for hiring was in the budget disclosed to Purchaser prior to the execution and delivery of this Agreement;

(xii) permit a Company to incur or suffer to exist an Interest other than a Permitted Exception or incur or suffer to exist any Debt, other than obligations arising from the purchase of Inventory in the Ordinary Course;

(xiii) issue, grant or agree to issue, grant or sell or agree to sell any capital stock in a Company or any Purchased Security (other than in connection with an Overbid), or any right, option, warrant or note convertible directly or indirectly into capital stock of a Company

(xiv) permit a Company to declare or pay any dividend to Seller; and

(xv) agree to do or permit anything prohibited by this Section 8.2.

(c) Prior to the Closing, Seller shall take any and all necessary actions to transfer, assign, record or perfect in its name record title to any of Purchased Securities and Assets or assets of a Company that is not presently held or recorded in its name, including, without limitation, filing any necessary notices of assignment in the United States Patent and Trademark Office, United States Copyright Office and each applicable equivalent foreign Governmental Body, with respect to the Intellectual Property of the Companies.

8.3 REGULATORY APPROVALS. Purchaser and Seller shall use commercially reasonable efforts to (a) obtain all consents and approvals of all Governmental Bodies and all other Persons required to be obtained by Purchaser or Seller to effect the transactions contemplated by this Agreement and (b) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, consistent with applicable Law, to consummate the transactions contemplated by this Agreement and by the other Transaction Documents.

8.4 FURTHER ASSURANCES. Each of Seller and Purchaser shall use its commercially reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement and by the other Transaction Documents.

8.5 ASSUMED LIABILITIES. Subsequent to the Closing, Purchaser agrees to pay, perform and discharge the Assumed Liabilities in accordance with their terms as they become due.

8.6 CONFIDENTIALITY.

(a) Seller and Purchaser shall each permit the other and its attorneys, accountants and other representatives to have reasonable access during normal business hours and, as necessary, during evenings and weekends, to all books, records, contracts, executive and other mutually agreed personnel of the other party to complete a reasonable due diligence investigation of the other party related to the transactions contemplated by this Agreement. Such access shall continue until the earliest to occur of (i) the Closing; (ii) the date, before the Closing, of termination of this Agreement, (iii) entry of an order of the Court authorizing Seller to consummate an Alternative Transaction or authorizing the Seller to withdraw the Purchased Securities and Assets from sale, (iv) the conversion of the Chapter 11 Case to Chapter 7 of the Bankruptcy Code, (v) the appointment of a trustee or examiner in the Chapter 11 Case with full powers similar to a trustee; or (vi) the dismissal of the Chapter 11 Case.

(b) Each Party recognizes and acknowledges that it may receive confidential information regarding the other Party hereto and its Affiliates during the course of the investigations set forth above. Each Party may disclose such information to its own officers, directors, employees, accountants, attorneys and other representatives if such disclosure is necessary to further the investigation. Each Party will use reasonable efforts to prevent the unauthorized use or disclosure of any confidential information of or concerning the other Party that has been or is hereafter disclosed to it before the Closing. The confidentiality obligations of this Section 8.6 do not apply to information that (i) at the time of an alleged breach hereof is part of the public domain (other than as a result of a breach of confidentiality obligations by the Party that is the recipient of the relevant confidential information or its Affiliates), (ii) has been disclosed, at the time of an alleged breach hereof, by the disclosing Party or its Affiliates to any third Person without restrictions on disclosure, (iii) has, at the time of an alleged breach hereof, been received by the receiving Party or its Affiliates from a third Person without, to the Knowledge of such receiving party or its Affiliates, breach of a nondisclosure obligation of the third Person; (iv) is required to be disclosed pursuant to subpoena, court order or applicable Law or (v) is reasonably necessary to be disclosed in connection with either Party’s rights, claims or defenses arising under this Agreement, any Ancillary Agreement or any Order in connection with this Agreement, provided, however that in connection with any disclosure in clauses (iv) or (v), the disclosing party will give the other Party notice and a reasonable opportunity to contest the need for disclosure or to request protective measures, shall cooperate with the non-disclosing party in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements.

8.7 CERTAIN SERVICES.

(a) Legato Helpdesk. Seller shall make (or have made) on or before the date of execution and delivery of this Agreement a nonrefundable prepayment of $31,250 to MTI UK, and MTI UK shall (and after the Closing, the Purchaser agrees to cause MTI UK to) provide to the Seller (or its successor) from the date of this Agreement through and including October 31, 2007 (“Initial Services Term”), the “Legato Helpdesk” and related services to the “Legato Helpdesk”, such services to be of the kind and type currently provided by MTI UK to the Seller and its U.S. customers, assuming that the U.S. customer has a valid paid-up software maintenance contract, and Seller has paid EMC (U.S.) for Legato software update services for each customer requiring “Legato Helpdesk” support. Seller will be solely responsible to ensure that Direct Point is a fully paid up service through October 31, 2007 so that “Legato Helpdesk” calls will be routed correctly from the US to MTI UK’s “Legato Helpdesk” in connection with the provision of services under this Section 8.7(a). The Initial Services Term may be extended beyond October 31, 2007 on a month-to-month basis if required in the reasonable good faith business judgment of Seller, subject to mutual agreement in writing by MTI UK and the Seller; provided that, for the period from October 31, 2007 up to and including November 30, 2007, a non-refundable prepayment of $56,667 would be payable to MTI UK by the Seller or its successor for such extension, and for the period from November 30, 2007 up to and including December 31, 2007, a non-refundable prepayment of $71,666 would be payable to MTI UK by the Seller or its successor for such extension, and thereafter the price and other terms and conditions of such services shall be subject to mutual agreement of MTI UK and the Seller. In addition, the Purchaser will provide to the Seller, on or before December 31, 2007, a full set of the manuals and other written materials currently used by MTI UK in providing such services to the Seller and its U.S. customers.

(b) MTI Ireland. MTI UK will also provide the necessary management services requested by Seller and required to enable Seller to effectively close out the lease in Ireland on behalf of the Seller and its Irish subsidiary. The Seller will be responsible for, and shall pay within seven (7) days of invoice therefor (subject to any required approval of the Bankruptcy Court, all out-of-pocket expenses incurred by MTI UK in providing this service.

(c) D&O Insurance. The Seller will use commercially reasonable efforts to maintain, and cause each of the Companies to maintain, directors and officers insurance, including any “tail” policies, for directors and officers of the Companies, (including, without limitation, Keith Clark), including, in any case, such insurance in effect on the Closing Date after giving effect to the additional insurance purchased in accordance with Section 10.1(i).

8.8 PRESERVATION OF RECORDS. For a period of five years after the Closing Date (or such longer period as may be required by any Governmental Body or ongoing claim):

(a) Purchaser shall not dispose of or destroy any of the business records and files of the Business delivered to Purchaser and relating to the period preceding the Closing Date. If Purchaser wishes to dispose of or destroy such records and files after that time, or if Seller or its Affiliates wish at any time to destroy any business records or files of the Business held by it, the Party proposing such disposition or destruction shall first give 30 days’ prior written notice to the other Party, and such other Party shall have the right, at its option and expense, upon prior written notice to the notifying Party within such 30-day period, to take possession of the records and files within 15 days after the date of such notice. Purchaser shall bear its costs associated with preserving these records.

(b) Each party (the “Requested Party”) shall allow the other Party and any of its directors, officers, employees, counsel, representatives, accountants and auditors reasonable access during normal business hours to all employees and files of the Requested Party and any books and records and other materials included in the Purchased Securities and Assets or belonging to the Companies relating to periods prior to the Closing Date in connection with general business purposes (including the preparation of tax returns, amended tax returns or claims for refund (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date, or the management and handling of any audit, investigation, litigation or other proceeding prior to the Closing, but only to the extent necessary to comply with the rules and regulations of the Internal Revenue Service, or any other Governmental Body in connection with any inquiry directly relating to the Business. Seller shall further provide prompt notice to Purchaser of any notices, documents or the like delivered or forwarded to Seller that relate to the Business acquired by Purchaser.

8.9 LETTER OF NON-CRYSTALLISATION. Seller shall use commercially reasonable efforts to procure the delivery of a letter of “non-crystallisation” in a form satisfactory to the Purchaser from The Royal Bank of Scotland PLC in respect of the outstanding floating charge granted by MTI UK in favor of The Royal Bank of Scotland PLC created on March 19, 1992 and registered with the Registrar of Companies in Scotland on March 26, 1992.

8.10 EMC PATENT LICENSE. Notwithstanding the Closing, upon Purchaser’s request and for no additional consideration, Seller shall use its bests efforts promptly to obtain an order from the Bankruptcy Court authorizing Seller to assume and assign to

Purchaser all of Seller’s interests in the patent license set forth in Section 6.2 of that certain Asset Purchase Agreement dated as of February 9, 1996, between Seller and EMC Corporation, as amended (the “EMC PATENT LICENSE”), and, upon entry of such order, to execute such additional documents and agreements as Purchaser requests to effect the assignment of the EMC Patent License.

ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFITS

9.1 EMPLOYMENT. After the Closing, Purchaser shall cause the Companies to continue to employ the employees of the Business (the “TRANSFERRED EMPLOYEES”), PROVIDED that except as may be required under applicable Law or Material Contracts with unions or works council no Transferred Employee shall have a right of employment for any particular period of time. No employee of Seller shall be offered employment with Purchaser. Purchaser shall have the right, during the period between the date hereof and the Closing, to meet with officers of the Companies and agree on the terms under which the applicable Company would continue to employ them after the Closing.

9.2 EMPLOYEE BENEFITS IN GENERAL. Purchaser shall cause the Companies to maintain the same employee benefits currently available to the Transferred Employees through December 31, 2007, or any longer period required by applicable Law.

9.3 THIRD-PARTY BENEFICIARIES.

(a) Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Purchaser employee benefit plan (“Purchaser Plan”), or shall limit the right of Purchaser or any of its Affiliates to decline to implement, amend, terminate or otherwise modify any Purchaser employee benefit plan following the Closing Date. In the event that (i) a party other than Seller or any of its Affiliates or Purchaser or any of its Affiliates makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Purchaser Plan, and (ii) such provision is deemed to be an amendment to such Purchaser Plan even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no effect as an amendment.

(b) Seller and Purchaser acknowledge and agree that all provisions contained in this Article IX with respect to Employees are included for the sole benefit of Seller and Purchaser, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former Employees, any participant in any Employee Plan or Purchaser Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Seller, Purchaser, or any of their respective Affiliates.

ARTICLE X

CONDITIONS TO CLOSING

10.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) each of the representations and warranties of Seller set forth in Article V shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties that are qualified by materiality, Material Adverse Effect or similar phrases shall be true and correct in accordance with their terms as of the date hereof and on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller, on behalf of Seller, dated the Closing Date, to the foregoing effect;

(b) Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller, on behalf of Seller, dated the Closing Date, to the foregoing effect;

(c) since July 7, 2007 (other than those matters set forth in Section 5.7(a) of the Disclosure Letter) with respect to the Business of the Companies taken as a whole, there shall not have occurred a Material Adverse Effect;

(d) all Required Consents shall have been duly obtained, made or given and shall be in full force and effect;

(e) EMC and the Companies shall have entered into a reseller agreement and related services agreement(s) (collectively, the “EMC Europe Agreement”) containing material provisions no less favorable to the Companies than the comparable pre-petition agreements between EMC and its subsidiaries on the one hand and the Company and its subsidiaries on the other hand, including without limitation purchasing terms remain the same as previously in place between the Companies including (1) direct purchase orders to EMC Cork net 45 days (including Deal registration, JTT and similar terms), (2) a quarterly service rebate of 6% (for the warranty period) and quarterly MBO rebates of 3%, plus quarterly Marketing rebates usual in amount, (3) ASN certified program remains valid for the Companies, (4) special training program pricing consistent with current terms and (5) the Companies obtaining “Signature Velocity” partner status with EMC;

(f) The employees of the Companies listed on Section 10.1(f)(i) of the Disclosure Letter shall be employed on the Closing Date and the employees of the Companies listed on Section 10.1(f)(ii) of the Disclosure Letter shall have executed confidentiality and assignment of invention agreements with the applicable Company in customary form in the applicable nation;

(g) Purchaser shall have received letters of resignation from those officers and directors of the Companies (if any) who Purchaser requests resign in writing no later than two (2) Business Days prior to the Closing;

(h) Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2;

(i) Seller shall have purchased additional directors and officers liability insurance policies with coverage of not less than $5,000,000 and a “tail” policy of not less than three years in duration, covering the directors and officers of the Companies, including without limitation, Keith Clark; and

(j) Seller shall have caused a board meeting of MTI UK to be held at which approval is given for the registration of the transfers of the MTI UK Shares and the entry of the Purchaser in the register of members of MTI UK (subject only to the transfers being re-presented duly stamped).

10.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) each of the representations and warranties of Purchaser set forth in Article VI shall be true and correct, in all material respects on and as of the date hereof and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties that are qualified by materiality, Material Adverse Effect or similar phrases shall be true and correct in accordance with their terms as of the date hereof and on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(c) all Required Consents, and all other consents, approvals and actions of, filings with and notices to any Governmental Body or any other Person set forth on Schedule 10.2 shall have been duly obtained, made or given and shall be in full force and effect; and

(d) Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 4.3.

10.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND SELLER. The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Seller in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b) the Bankruptcy Court shall have entered the Sale Order.

ARTICLE XI

TAXES

11.1 TRANSFER TAXES. Seller shall have sole liability (if any) for Transfer Taxes arising out of the transactions contemplated hereby; provided however, that Purchaser shall have sole liability (if any) for stamp, documentary stamp, recording or similar Transfer Taxes arising out of the transfer of the Purchased Securities to the Purchaser pursuant hereto and which are customarily or legally required to be paid by the buyer of securities of a European entity in the jurisdiction of its organization. Seller, however, shall seek to include in the Sale Order with respect to this Agreement a provision that provides that the transfer of the Purchased Securities and Assets shall be free and clear of any stamp or similar Taxes under Section 1146(c) of the Bankruptcy Code, but the inclusion of such a provision in the Sale Order shall not be a condition to Purchaser’s obligation to consummate the transactions under this Agreement.

11.2 PURCHASE PRICE ALLOCATION. Not later than fifteen (15) days after the Closing Date, Purchaser shall in good faith prepare and deliver to Seller for its review and consideration a schedule (the “ALLOCATION SCHEDULE”) allocating the Purchase Price among the various assets comprising the Purchased Securities and Assets in accordance with Treasury Regulations Section 1.1060-1 (or any comparable provisions of state or local Law regarding Taxes) or any successor provision to the extent that the acquisition of the Purchased Securities and Assets constitute an “applicable asset acquisition” within the meaning of Section 1060 of the Code. If Seller reasonably and in good faith objects to the allocations specified in the Allocation Schedule, Purchaser and Seller will promptly negotiate in good faith to resolve such objections; PROVIDED, that if the Parties cannot agree to such allocations after three (3) Business Days of good faith discussions, the Parties may, by mutual agreement, submit any disputes over the allocation of the Purchase Price to be resolved by the Bankruptcy Court. Purchaser and Seller shall report and file all Tax Returns (including any amended Tax Returns and claims for refund) consistent with the final Purchase Price allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Taxing Authority or any other proceedings). Purchaser and Seller shall file or cause to be filed any and all forms (including U.S. Internal Revenue Service Form 8594), statements and schedules required to be filed with respect to such allocation, including any required amendments to such forms. The provisions of this SECTION 11.2 shall survive the Closing.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties set forth in this Agreement or in any certificate delivered by Seller in connection with the Closing shall survive the execution and delivery of this Agreement and through the Closing, but shall not survive, and shall terminate, at the Closing.

ARTICLE XIII

MISCELLANEOUS

13.1 EXPENSES. Except as otherwise provided in this Agreement, Seller and Purchaser shall bear their own expenses, including attorneys’ fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof. Purchaser’s right to recoup expenses related to its lending to Seller is not affected by this provision.

13.2 INJUNCTIVE RELIEF. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by Seller, and, accordingly, Purchaser shall be entitled to injunctive relief with respect to any such breach, including, without limitation, specific performance of Seller’s covenants, promises or agreements or an order enjoining Seller from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.

13.3 SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 13.8 hereof; provided, however, that if the Chapter 11 Case has closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of San Mateo, State of California, and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.8.

13.4 WAIVER OF RIGHT TO TRIAL BY JURY. Each Party to this Agreement waives, to the fullest extent permitted by applicable Law, any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

13.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.6 PARTIES IN INTEREST. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Purchaser and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Seller or Purchaser. No provision of this Agreement shall give any third Persons any right of subrogation or action over or against Seller or Purchaser or their respective Affiliates.

13.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and to the extent not consistent with the Bankruptcy Code, the Laws of the State of California applicable to contracts made and performed in such State.

13.8 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller:
MTI Technology Corporation
15641 Red Hill, Suite 200
Tustin, CA 92780
Attn: Chief Executive Officer
Telephone: (949) 885-1101
Facsimile: (949) 885-7382

With a copy to:

Clarkson, Gore & Marsella, APLC
3424 Carson Street, Suite 350
Torrance, CA 90503
Attn: Scott C. Clarkson
Telephone: (310) 542-0111
Facsimile: (310) 214-7254

If to Purchaser, to:

Copper Holdings LLC
1200 Park Place, Suite 200
San Mateo, CA 94403
Attn: Chief Executive Officer
Telephone: (650) 234-4200
Facsimile: (650) 234-4299

With a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, CA 94111-5800
Attn: Robert L. Eisenbach III
Telephone: (415) 693-2000
Facsimile: (415) 693-2222

13.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.10 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement except an assignee of Purchaser as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be null and void ab initio; PROVIDED, that Purchaser may assign this Agreement to a financially sound Affiliate without Seller’s consent if such Affiliate is capable of consummating the transactions contemplated hereby in a timely manner. No assignment of any obligations hereunder shall relieve the Parties hereto of their respective obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

13.11 NON-RECOURSE. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of Seller shall have any liability for any Liabilities of Seller under this Agreement or the Seller Documents of or for any Claim, counterclaim, cause of action or demand based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

13.12 WARRANTIES EXCLUSIVE. The representations and warranties contained herein are the only representations or warranties given by Parties or being relied upon by Parties, and all other express or implied warranties are disclaimed. Except as otherwise provided in this Agreement, all warranties of merchantability, usage or suitability or fitness for a particular purpose are disclaimed in respect of the Purchased Securities and Assets.

13.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, including electronically or by facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.14 MUTUAL DRAFTING. This Agreement is the result of the joint efforts of Purchaser and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

[Remainder of page intentionally blank; next page is signature page]

IN WITNESS WHEREOF, the Parties hereto have caused this Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

COPPER HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Terrence Garnett
Name:	Terrence Garnett

SELLER:

MTI TECHNOLOGY CORPORATION, a Delaware corporation

By:	/s/ Scott J. Poteracki
Name:	Scott J. Poteracki
Title:	Chief Financial Officer